Exhibit 10.16

Execution Version

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of August 12, 2019 between Renovacor, Inc. (the “Company”) and Arthur M. Feldman (“Consultant”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, Consultant and the Company have agreed that, effective on the Effective Date, Consultant shall serve as a consultant to the Company pursuant to the terms of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Consultant has executed the Company’s standard Proprietary Information and Inventions Agreement (the “Inventions Agreement”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Effective Date. This Agreement shall be effective as of August 12, 2019 (the “Effective Date”) and shall continue for a three-year period unless terminated earlier in accordance with Section 5 (the “Consulting Term”). The Consulting Term will be automatically renewed for successive one-year terms unless either party provides notice in writing to the other party at least 30 days prior to the end of the applicable term of that party’s decision not to extend the Consulting Term.

2. Agreement for Services. From the Effective Date and until this Agreement has been terminated in accordance with Section 5, Consultant agrees to serve as a consultant to the Company and, during the Consulting Term, shall provide the services as outlined on Exhibit A hereto, and such other duties as may reasonably be requested by the Company from time to time (the “Services”). Consultant shall devote not less than 20% of his business time to the performance of the Services and shall be present at the Company’s offices for meetings and other matters as reasonably requested by the Company. Consultant agrees to use his best skill, efforts and judgment in performing such Services. The Parties agree and understand that, notwithstanding anything to the contrary in this Agreement, including the immediately prior sentence, the Services performed by Consultant under this Agreement shall be periodic and limited in nature, and are not expected to occupy Consultant’s full business time during the Consulting Term. In that regard, the Parties agree that Consultant is free to work for other entities during the term of this Agreement, subject to his compliance with the confidentiality and other commitments set forth herein.

3. Remuneration.

(a) Consulting Fee. During the Consulting Term, the Company agrees to pay Consultant consulting fees at a rate of $8.333.33 per calendar month.

(b) Equity Compensation. Upon successful completion of the Milestones provided for in Section 1.3(a) and 1.3(b) of that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), entered into among the Company and the investors named therein, and the completion of the Second Closing and the Third Closing under the Purchase Agreement, the Board will evaluate the Consultant’s performance and shall determine, in its sole discretion, whether to grant to the Consultant additional equity awards from the Company’s then available equity compensation pool.

(c) Participation in Employee Benefit Plans. Consultant shall not be eligible to participate in any employee benefit plans from time to time in effect for employees of the Company.

(d) Business Expenses. The Company will pay or reimburse Consultant for all reasonable business expenses incurred or paid by Consultant in the performance the Services hereunder, subject to Company travel policies approved by the Company’s Board of Directors (the “Board”), including any maximum annual limit and other restrictions on such expenses and such reasonable substantiation and documentation as may be specified by the Company from time to time. Consultant’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

4. Independent Contractor Status. It is mutually understood and agreed that Consultant is and shall act as an independent contractor and not as an employee, agent, servant, joint venturer, partner, or affiliate of or with the Company for any purpose whatsoever. The Company shall have no right to exercise control or direction over the manner in which Consultant performs Services under this Agreement, except to the limited extent necessary to assure that all projects and tasks are completed in a timely and satisfactory manner in accordance with the project descriptions and specifications. No provision of this Agreement or any employee work assignment shall be deemed to create or imply any contract of employment between the Company and the Consultant. Neither party has authority to enter into contracts or assume any obligations for the other party or to make any warranties or representations on behalf of the other party except as specifically provided herein. Consultant acknowledges and agrees that, as an independent contractor, he shall not be entitled to any employee benefits from the Company in consideration for the services performed under this Agreement, including but not limited to, vacation, disability, health insurance, life insurance, workers’ compensation and unemployment compensation coverage, retirement benefits and any other employee benefit. Consultant accepts full responsibility for filing all tax returns and paying all taxes which may be required or due for payments received from the Company under this Agreement. The provisions of this Section 4 shall survive the expiration or sooner termination of the Consulting Term.

5. Termination. Notwithstanding anything herein to the contrary, during the initial three-year Consulting Term this Agreement shall be terminable by the Company only for “Cause.” The Consulting Term shall be terminable by Consultant for any reason with thirty days’ advance written notice. Sections 6 through 16 of this Agreement shall survive the termination of the Consulting Term and Consultant’s Services under this Agreement. “Cause” shall mean the occurrence of any of the following, as determined by the Board upon written notice to Consultant: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company or any of its Affiliates; (iii) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, the Company shall provide Consultant with a notice of termination with respect to any termination for Cause under Section 4(a)(i), (ii) and (iv), and, if the conduct giving rise to a termination for Cause is reasonably capable of cure, such notice shall provide a cure period of thirty (30) calendar days for Consultant to cure any defect or failure, provided, however, that the Company shall not be obligated to provide offer Consultant the opportunity to cure conduct giving rise to a termination for Cause on more than one occasion.

6. Return of Property. Upon termination of the Consulting Term, whether voluntary or involuntary, Consultant shall immediately either destroy or deliver to the Company at the direction of the Company, other than those items owned by Temple University, (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information (in hard copy, in e-mails, or on removable or other drives or media), that refers, relates or otherwise pertains to the Company or any affiliate (or business dealings thereof) that are in Consultant’s possession, subject to Consultant’s control or held by Consultant for others; and (ii) all property or equipment that Consultant has been issued by the Company or any affiliate during the course of his engagement hereunder or property or equipment thereof that Consultant otherwise possesses, including any computers, cellular phones, PDAs, pagers and other devices. Consultant acknowledges that he is not authorized to retain or use any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate. Consultant further agrees that Consultant will immediately forward to the Company (and thereafter use reasonable efforts to destroy any hard copy and electronic copies thereof) any business information relating to the Company or any affiliate that has been or is inadvertently directed to Consultant following Consultant’s last day of the Consulting Term.

7. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of Consultant’s engagement hereunder with the Company and its affiliates, Consultant has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Company and its affiliates. Consultant agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by

Consultant incident to his association with the Company or any of its affiliates. Consultant agrees that this restriction will continue to apply after his engagement terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Consultant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) Consultant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Consultant may be held liable if he unlawfully accesses trade secrets by unauthorized means. As used herein, “Confidential Information” means any and all information of the Company and its affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of her obligations under this Agreement or any other agreement between the Executive and the Company or any of its affiliates.

(b) Restricted Activities. Consultant agrees that the following restrictions on his activities during and after his engagement are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its affiliates:

(i) While Consultant is providing services to the Company, and during the one-year period following termination of Consultant’s engagement hereunder for any reason (collectively, the “Restricted Period”), Consultant will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in, or undertake any planning to engage in, the business of establishing, marketing, managing and/or operating any business engaged in developing, marketing, selling or otherwise distributing any BAG-3 technology (the “Business”) anywhere in the world. Nothing herein will interfere with Consultant’s ongoing academic research.

(ii) During the Restricted Period, Consultant will not, directly or indirectly, solicit for hiring or engagement, hire, or engage any employee or independent contractor of the Company or any of its affiliates, or seek to persuade any such employee or independent contractor to discontinue or modify his, her or its relationship with the Company or any of its affiliates, provided that (a) Consultant shall not be restricted from making a general solicitation for employees or independent contractors that is not directed at any such person and (b) nothing in this Section 7(b)(ii) will prohibit the solicitation or hiring of any individual who is no longer employed by the Company or its affiliates at the time of such solicitation or hiring and has not been so employed during the six (6)-month period prior to such solicitation or hiring. The restrictions herein exclude post-doctorate fellows in the Feldman laboratory whose services are leased to the Company.

(iii) During the Restricted Period, Consultant will not, directly or indirectly, in any way intentionally interfere with the relationship between the Company or any of its affiliates and any customer, distributor, vendor or business partner, or prospective customer, distributor, vendor or business partner, of the Company or any of its affiliates, provided that soliciting or engaging in business with the Company’s or any of its affiliates’ customers, distributors, vendors or business partners in connection with business permitted during the Restricted Period under Section 7(b)(i) shall not be deemed to violate this Section 7(b)(iii) solely by reason thereof. This Section 7(b)(iii) shall in no way limit the provisions of Section 7(b)(i).

(iv) While Consultant is providing services to the Company and thereafter, Consultant agrees that he will not disparage or criticize the Company or any of its affiliates, or any of their respective businesses, management, products or services, and that Consultant will not otherwise do or say anything that could reasonably be expected to harm the interests or reputation of the Company or any of its affiliates. Nothing herein shall prohibit Consultant from (i) responding truthfully to any governmental investigation, legal process or inquiry related thereto, or (ii) making a good faith rebuttal of the Company’s untrue or misleading statement about Consultant.

(v) In signing this Agreement, Consultant gives the Company assurance that Consultant has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Consultant under this Section 7. Consultant agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that the Company would not have entered into this Agreement without the covenants set forth in this Section 7. Consultant further agrees that, were Consultant to breach any of the covenants contained in this Section 7, the damage to the Company and its affiliates would be irreparable. Consultant therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Consultant of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. Consultant further agrees that the Restricted Period, as applicable, shall be tolled, and shall not run, during the period of any breach by Consultant of any of the covenants contained in this Section 7. Consultant and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s affiliates shall have the right to enforce all of Consultant’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 7. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its affiliates, or change in the nature or scope of Consultant’s employment or other relationship with the Company or any of its affiliates, shall operate to excuse Consultant from the performance of his obligations under this Section 7.

8. Indemnification.

(a) Consultant shall indemnify, defend and hold the Company, its affiliates and their respective directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements, including without limitation, the costs, reasonable expenses and disbursements, as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation asserted by a third party (the “Losses”), that a court of competent jurisdiction in a final, non-appealable order has determined were caused by (i) any gross negligence, unlawful act or willful misconduct of Consultant in performing his obligations hereunder or (ii) any material breach of any warranties, representations or covenants made by Consultant hereunder, except to the extent that such Losses are subject to the Company’s indemnification obligations as set forth in Section 8(b) hereof.

(b) The Company shall indemnify, defend and hold Consultant harmless from and against any and all Losses that a court of competent jurisdiction in a final, non-appealable order has determined were caused by (i) any gross negligence, unlawful act or willful misconduct of the Company in performing its obligations hereunder or (ii) any material breach of any warranties, representations or covenants made by the Company hereunder, except to the extent that such Losses are subject to Consultant’s indemnification obligations as set forth in Section 8(a) hereof. Notwithstanding the foregoing, nothing herein impairs, limits or restricts Consultant’s rights to indemnification in his capacity as a director of the Company.

(c) If a party intends to claim indemnification (the “Indemnitee”) against the other party (the “Indemnitor”) under this Section 8, it shall promptly notify the Indemnitor in writing of any claims for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that the Indemnitee shall have the right to retain its or his own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 8 shall not apply to amounts paid in settlement of any claims of a third party if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 8, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any obligation that it may have to the Indemnitee otherwise than under this Section 8. The Indemnitee shall reasonably cooperate with the Indemnitor and its or his legal representatives in the investigation of any claim covered by this Section 8.

9. Tax Withholding Exemption. By execution of this Agreement, Consultant certifies that he is an independent contractor. Consultant, by so certifying, acknowledges and agrees that the Company is not responsible for, and will not withhold federal or state income taxes nor withhold FICA (Social Security and Medicare) taxes attributable to services performed pursuant to this Agreement. Instead, Consultant agrees that Consultant will pay such income taxes, payroll taxes and/or self-employment taxes directly to the appropriate federal, state and local taxing authorities. Consultant expressly acknowledges and agrees that Consultant is solely responsible for any and all taxes that result from the payment of the amounts provided to Consultant under the terms of this Agreement and none of the Company, nor any parent, subsidiary or affiliate thereof makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to Consultant in connection with Consultant’s receipt of any payment under this Agreement or otherwise. Consultant agrees to indemnify the Company for all taxes assessed and paid by the Company plus the cost of all associated penalties, interest, and/or fines levied against the Company because of non-payment by Consultant. Consultant agrees to provide to the Company the Consultant’s Taxpayer Identification Number. Consultant acknowledges that the Company will rely upon the foregoing in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

10. Prior Employment or Engagements. Consultant represents and warrants to the Company that Consultant is under no contractual obligation to refrain from working for a competitor of any prior employer or other party. Nonetheless, during any prior employment or consulting engagement, Consultant may have had access to trade secrets or proprietary information of another party that may continue to be of value to such other party. That information remains the property of such other party. Consequently, Consultant shall not disclose any other party’s trade secrets or proprietary information to anyone within the Company, or use those trade secrets or proprietary information in the course of performing Services on behalf of the Company.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Assignment. Neither the Company nor Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Consultant in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any person or transfer all or substantially all of its properties or assets to any person. This Agreement shall inure to the benefit of and be binding upon the Company (and its affiliates and related entities) and Consultant, their respective successors, executors, administrators, heirs and permitted assigns.

13. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Consultant at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer or to such other address as any Party may specify by notice to the other actually received.

14. Entire Agreement. This Agreement and the Inventions Agreement are the sole agreements between Consultant and the Company with respect to the Services to be performed hereunder and supersede all prior agreements and understandings with respect to such Services, whether oral or written. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.

15. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and shall be interpreted in a manner consistent thereto. In no event may Consultant, directly or indirectly, designate the calendar year of a payment. Consultant acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment arising under this Agreement, including but not limited to consequences related to Section 409A. In no event shall the Company or any of its affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by Consultant and by the Company, with approval of the Board, including at least one director elected solely by the holders of the Company’s Preferred Stock.

17. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19. Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof. The Company and Consultant hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the city or county where the Company maintains its principle executive offices within the Commonwealth of Pennsylvania for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN

RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE CONSULTANT ACKNOWLEDGES THAT HE HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 16 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. CONSULTANT VOLUNTARILY MAKES THIS WAIVER WITH A FULL UNDERSTANDING OF ITS EFFECT AND ACKNOWLEDGES THAT HE REMAINS ABLE TO FULLY VINDICATE ANY AND ALL RIGHTS.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, as of the date first above written.

CONSULTANT:

/s/ Arthur M. Feldman
Name: Arthur M. Feldman

Renovacor, Inc.

By:	/s/ Magdalene Cook
Name:	Magdalene Cook
Title:	Chief Executive Officer

[Signature Page to Consulting Agreement]

Exhibit A

Services

Oversight of sponsored research activities

Assist with preparations for meetings of the Company’s Board of Directors

Organize and attend Scientific Advisory Board meetings

Provide general consulting services on R&D strategy and other matters as requested by the CEO